Exhibit 23

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the include in the Form 10 Registration Statement of our report dated April 6, 2012, of First State Capital Investments, Inc. relating to the financial statements as of February 29, 2012 and for the period from January 30, 2012 (Inception) to February 29, 2012, and to the reference to our firm under the caption “Experts” in this amended Registration Statement.

/s/ M&K CPAS, PLLC

Houston, Texas

May 4, 2012